FOR IMMEDIATE RELEASE

Contacts:         Owen Blicksilver                        Jim Fingeroth
                  Principal Communications                Wendi Kopsick
                  For Cypress, Keystone                   For Odyssey Partners
                  212-303-7603                            212-593-2655


                         CYPRESS AND KEYSTONE TO ACQUIRE
                       SCOTSMAN HOLDINGS FOR $675 MILLION


NEW YORK/FORT WORTH, April 14, 1997 -- The Cypress Group and Keystone, Inc. announced today the execution of a definitive agreement with Scotsman Holdings, Inc. whereby Cypress and Keystone would acquire approximately 90% (divided evenly) of the common stock of Scotsman, the parent of Williams Scotsman, Inc., to be outstanding after a recapitalization of the company. The transaction, which is expected to close by early June, is valued at approximately $675 million, including the assumption of debt and certain other liabilities and expenses.

Williams Scotsman's management is participating as equity investors in the transaction and will continue to run the company. Odyssey Partners, L.P., which acquired Scotsman in 1993, will retain an ownership position in the company.

Williams Scotsman, headquartered in Baltimore, is the second largest operating lessor of mobile office units in the United States with revenues of approximately $200 million. The Company's products provide flexible, relocatable and cost-effective space solutions for commercial, construction and educational customers among others. The Company began operations in 1946.

"We are delighted to join forces with this management team for the next phase of Williams Scotsman's success," a Keystone spokesman said. "Williams Scotsman is extremely well positioned to expand its services to both its current client base as well as to other industries. We see this as a business that can continue to offer new applications which will be in increasing demand."

"Williams Scotsman represents the type of growth platform that meshes with our investment criteria" said David P. Spalding, Vice Chairman of Cypress.
"Williams Scotsman's management has done an outstanding job growing this business and extending its reach across the country. As their partner, we look forward to helping them continue to execute their strategic plan."

Williams Scotsman operates a fleet of over 42,500 mobile units which are leased through a network of 60 branch offices in 33 states. The company has over 12,500 customers in approximately 450 separate industries. In addition to its core leasing business, Williams Scotsman also provides delivery, installation and other services to its leasing customers and sells new and used mobile office products. "We are excited to have Cypress and Keystone as our partners," said Barry Gossett, Chairman of the company. "Working with these partners, the management will be able to continue the dramatic growth we have achieved over the last four years."

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"With the  additional  capital  infusion and the broad  experience  of these new partners, the company is well positioned to take advantage of its future business opportunities," said Gerry Holthaus, President of the company.

Steve Berger, General Partner of Odyssey Partners, commented, "We have enjoyed a terrific partnership with the Scotsman management team over the past few years and look forward to working with Cypress and Keystone as Scotsman pursues exciting new opportunities in its next stage of growth."

The Cypress Group manages a private equity fund with more than $1 billion in commitments. Cypress invests in privately negotiated transactions, targeting established operating companies and investing with management to foster continued growth. Since its fund's closing in February 1996, Cypress has added two other companies to its investment portfolio: Cinemark USA, Inc., the fourth largest theater operator in the country, and AMTROL Inc., a leading water flow and control company. The Cypress Group, based in New York City, is headed by its four partners, James A. Stern, Jeffrey P. Hughes, James L. Singleton and David
P. Spalding.

Keystone, Inc. formerly the Robert M. Bass Group, is the principal investment arm for Robert Bass and his associates. Formed in 1983, Keystone has made investments in a wide variety of industries and has taken control positions in both public and private companies.

Odyssey Partners is a private, New York-based partnership that invests in both marketable securities and private corporate transactions.


Goldman, Sachs & Co. served as financial advisor to Odyssey Partners.